EXHIBIT 10.21

THIS SECURED CONVERTIBLE DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

[FORM OF]

SOBR SAFE, INC.

12% SECURED CONVERTIBLE DEBENTURE

$[Principal Amount]	[Date], 2021
Boulder, CO

For value received, SOBR Safe, Inc., a Delaware corporation (the “Company”), promises to pay to [Holder Name], an individual, or his assigns (the “Holder”) the principal sum of [________________] Dollars ($[_______]). The principal hereof and any unpaid accrued interest thereon shall be due and payable on or before 5:00 p.m., Pacific Standard Time, on [Date], 2023 (the “Maturity Date”) (unless such payment date is accelerated as provided in Section 5 hereof). Payment of all amounts due hereunder shall be made at the address of the Holder provided for in Section 9 hereof. Interest shall accrue on the outstanding principal amount beginning on [Date], 2021, at the rate of twelve percent (12%) per annum, compounded annually based on a 365-day year and shall continue on the outstanding principal until paid in full. The Holder may elect to have the interest due hereunder to be either paid in cash monthly or have the interest accrue and be payable on the Maturity Date. Such election will be indicated on the signature page hereof. For investors that elect to accrue the interest due hereunder, the interest will be paid in cash or may be converted into shares of our common stock under the same terms as the principal amount on the Maturity Date. The principal amount paid by Holder to the Company will be submitted to the Law Offices of Craig V. Butler pursuant to the terms of that certain Private Placement Memorandum dated January 15, 2021.

1. HISTORY OF THE SECURED DEBENTURE. This Secured Debenture is being delivered pursuant to that certain Securities Purchase Agreement by and between the Company and the Holder, dated of even date hereof and in connection with the Private Placement Memorandum dated January 15, 2021. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Securities Purchase Agreement.

2. PREPAYMENT. The Company may at any time, upon thirty (30) days written notice (each a “Prepayment Notice”), prepay all or any part of the principal balance of this Secured Debenture, provided that concurrently with each such prepayment the Company shall pay accrued interest on the principal, if any, prepaid to the date of such prepayment. Any Prepayment Notice must contain the amount of principal and interest to be prepaid by the Company. The end of the thirty-day period following a Prepayment Notice shall be referred to as a “Prepayment Date.” In the event that the Company sends a Prepayment Notice to Holder, Holder may elect prior to the Prepayment Date to convert into common stock of the Company pursuant to Section 3 hereof, all or part of the amount of principal and interest to be repaid under the Prepayment Notice instead of receiving such prepayment.

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3. CONVERSION.

(a) Voluntary Conversion. The Holder of this Secured Debenture is en-titled, at its option and subject to the other terms set forth herein, at any time beginning on the date hereof, and in whole or in part, to convert the outstanding principal amount of this Secured Debenture, or any portion of the principal amount hereof, --and any accrued interest, into shares of the com-mon stock of the Company. Any amounts the Holder elects to convert will be converted into common stock at a rate of Three Dollars ($3.00) per share. Any voluntary conversion shall be effectuated by giving a written notice (“Notice of Conversion”) to the Company on the date of conversion, stating therein the amount of principal and accrued interest due to Holder under this Secured Debenture being converted.

Notwithstanding the foregoing, the Holder may not convert any outstanding amounts due under this Secured Debenture if at the time of such conversion the amount of common stock issued for the conversion, when added to other shares of Company common stock owned by the Holder or which can be acquired by Holder upon exercise or conversion of any other instrument, would cause the Holder to own more than four and nine-tenths percent (4.9%) of the Company’s outstanding common stock.

(b) Automatic Conversion. Beginning on the date hereof, the outstanding principal amount of this Secured Debenture, and any accrued interest, will automatically convert into shares of the Company’s common stock if the Company’s common stock closes at or above $6.00 per share for five (5) consecutive trading days while listed on NASDAQ. Any amounts converted under this Section will convert into shares of common stock at a rate of Three Dollars ($3.00) per share. In the event of an automatic conversion under this Section, the shares of the Company’s common stock will be issued in the name of the Holder unless the Holder notifies the Company of a different name for the shares.

4. CONVERSION PRICE ADJUSTMENTS. In the event the Company should at any time after the date hereof do either of the following: i) fix a record date for the effectuation of a split or subdivision of the outstanding common stock of the Company, or ii) grant the holders of the Company’s common stock a dividend or other distribution payable in additional shares of common stock or other securities or rights convertible into additional shares of common stock without the payment of any consideration by such holder for the additional shares of common stock (a “Stock Adjustment”), then, as of the record date (or the date of the Stock Adjustment if no record date is fixed), the conversion price of this Secured Debenture shall be appropriately adjusted so that the number of shares of common stock issuable upon conversion of this Secured Debenture is adjusted in proportion to such change in the number of outstanding shares in order to insure such Stock Adjustment does not decrease the conversion value of this Secured Debenture.

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5. SECURITY INTEREST. This Secured Debenture shall be secured by a first priority security lien or security interest in the Company’s patents and patent application described in Exhibit A, attached hereto and incorporated herein by reference. The Company agrees to execute and deliver any and all documents, instruments, security agreements, pledge agreements, financing statements or other document or filings with the US Patent and Trademark office or any other governmental agency or authority.

6. DEFAULT. The occurrence of any one of the following events shall constitute an Event of Default:

(a) The non-payment, when due, of any principal or interest pursuant to this Secured Debenture;

(b) The material breach of any representation or warranty in this Secured Debenture. In the event the Holder becomes aware of a breach of this Section 6(b), then provided such breach is capable of being cured by Company, the Holder shall notify the Company in writing of such breach and the Company shall have thirty (30) business days after notice to cure such breach;

(c) The breach of any covenant or undertaking, not otherwise provided for in this Section 8;

(d) The commencement by the Company of any voluntary proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or the adjudication of the Company as insolvent or bankrupt by a decree of a court of competent jurisdiction; or the petition or application by the Company for, acquiescence in, or consent by the Company to, the appointment of any receiver or trustee for the Company or for all or a substantial part of the property of the Company; or the assignment by the Company for the benefit of creditors; or the written admission of the Company of its inability to pay its debts as they mature; or

(e) The commencement against the Company of any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, provided, however, that the commencement of such a proceeding shall not constitute an Event of Default unless the Company consents to the same or admits in writing the material allegations of same, or said proceeding shall remain undismissed for 20 days; or the issuance of any order, judgment or decree for the appointment of a receiver or trustee for the Company or for all or a substantial part of the property of the Company, which order, judgment or decree remains undismissed for 20 days; or a warrant of attachment, execution, or similar process shall be issued against any substantial part of the property of the Company.

Upon the occurrence of any Default or Event of Default, the Holder, may, by written notice to the Company, declare all or any portion of the unpaid principal amount due to Holder, together with all accrued interest thereon, immediately due and payable, in which event it shall immediately be and become due and payable, provided that upon the occurrence of an Event of Default as set forth in paragraph (d) or paragraph (e) hereof, all or any portion of the unpaid principal amount due to Holder, together with all accrued interest thereon, shall immediately become due and payable without any such notice.

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7. TRANSFERABILITY. This Secured Debenture shall not be transferred, pledged, hypothecated, or assigned by the Holder without the express written consent of the Company, which consent will not be unreasonably withheld.

8. REGISTRATION RIGHTS. As described in the Private Placement Memorandum, the Company hereby agrees to file a Registration Statement on Form S-1 on or before June 1, 2021 and to register the shares underlying the conversion of this Secured Debenture for resale into the public marketplace. The Company expects the Registration Statement will be declared effective by the Securities and Exchange Commission approximately 3-4 months after filing. All expenses incurred by the Company in complying with this Section, including without limitation all registration and filing fees, listing fees, printing expenses, fees and disbursements of all independent accountants, or counsel for the Company and the expense of any special audits incident to or required by any such registration and the expenses of complying with the securities or blue sky laws of any jurisdiction shall be paid by the Company.

9. NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent as follows:

If to the Company:	SOBR Safe, Inc. 885 Arapahoe Road Boulder, CO 80302 Attn: David Gandini, CFO Facsimile No.:

with a copy to:	Law Offices of Craig V. Butler 300 Spectrum Center Drive, Ste 300 Irvine, CA 92618 Attn: Craig V. Butler, Esq. Facsimile No.: (949) 209-2545

If to Holder:	_____________________________
_____________________________
_____________________________
Facsimile No.:__________________

or at such other address as the Company or Holder may designate by ten (10) days advance written notice to the other Party hereto.

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10. GOVERNING LAW; VENUE. The terms of this Secured Debenture shall be construed in accordance with the laws of the State of Delaware, as applied to contracts entered into by Delaware residents within the State of Delaware, and to be performed entirely within the State of Delaware. The parties agree that any action brought to enforce the terms of this Secured Debenture will be brought in the appropriate federal or state court having jurisdiction over Boulder County, Colorado.

11. ATTORNEY’S FEES. In the event the Holder hereof shall refer this Secured Debenture to an attorney to enforce the terms hereof, the Company agrees to pay all the costs and expenses incurred in attempting or effecting the enforcement of the Holder’s rights, including reasonable attorney’s fees, whether or not suit is instituted.

12. CONFORMITY WITH LAW. It is the intention of the Company and of the Holder to conform strictly to applicable usury and similar laws. Accordingly, notwithstanding anything to the contrary in this Secured Debenture, it is agreed that the aggregate of all charges which constitute interest under applicable usury and similar laws that are contracted for, chargeable or receivable under or in respect of this Secured Debenture, shall under no circumstances exceed the maximum amount of interest permitted by such laws, and any excess, whether occasioned by acceleration or maturity of this Secured Debenture or otherwise, shall be canceled automatically, and if theretofore paid, shall be either refunded to the Company or credited on the principal amount of this Secured Debenture.

13. Modification; Waiver. No modification or waiver of any provision of this Secured Debenture or consent to departure therefrom shall be effective unless in writing and approved by the Company and the Holder.

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IN WITNESS WHEREOF, Company has executed this Convertible Secured Debenture as of the date first written above.

“Company”

SOBR Safe, Inc.,
a Delaware corporation

By: David Gandini
Its: Chief Financial Officer

Interest Election*:

The Holder hereby elects to:

________	Have the interest due hereunder paid in cash monthly

________

Have the interest due hereunder accrue, to be paid with the principal amount due hereunder on the Maturity Date. If this option is selected the Holder may elect on the Maturity Date to receive the accrued interest in cash or convert the accrued interest into shares of the Company’s common stock under the terms of Section of this Secured Debenture

*This election must be made at the time of the payment by the Holder for the 12% Secured Convertible Debenture and cannot be changed.

[Name of Holder}

By:
Its:

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Exhibit A

List of Company Patents and Patent Applications

1)	U.S. Patent No. 9,296,298, titled “Alcohol detection system for vehicle driver testing with integral temperature compensation”, which expires in 2032.

2)	Provisional Patent Application No. 63,014,776, titled “Non-invasive Transdermal Alcohol Screening System”

3)	Provisional Patent Application No. 63,109,134, titled “Wearable Data Collection Device w/Non-Invasive Sensing”